SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 30, 2003 TO PROSPECTUS DATED SEPTEMBER 25, 2003)

                                  $589,218,132
                                  (APPROXIMATE)

               BEAR STEARNS ASSET BACKED SECURITIES TRUST 2003-AC5
                                     ISSUER

                   ASSET-BACKED CERTIFICATES, SERIES 2003-AC5

                            EMC MORTGAGE CORPORATION
                                     SELLER

                WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION
                                 MASTER SERVICER

                   BEAR STEARNS ASSET BACKED SECURITIES, INC.
                                    DEPOSITOR


         The last two bullet points under the caption "Summary-Pass-Through Rates" on page S-6 of the prospectus supplement shall be deleted in their entity and replaced with the following:

         o Class M-2 Certificates: One-Month LIBOR plus 1.70% per annum.

         o Class B Certificates: One-Month LIBOR plus 3.25% per annum.

         The initial Pass-Through Rate of the Class M-2 Certificates and Class B Certificates set forth under the caption "Summary-Pass-Through Rates" on page S-6 of the prospectus supplement shall be replaced with 2.82% and 4.37%, respectively.

         The fourth and fifth sentences of the paragraph under the caption "Risk Factors-The adjustable rate certificates may not always receive interest based on the LIBOR Rate" on page S- 15 of the prospectus supplement shall be deleted in their entirety and replaced with the following:

         The pass-through rate on the Class M-2 Certificates is equal to One-Month LIBOR plus 1.70% per annum. The pass-through rate on the Class B Certificates is equal to One-Month LIBOR plus 3.25% per annum.

         The sixth and seventh sentences of the definition of "Pass-Through Rate" under the caption "Description of the Certificates-Glossary" on page S-56 of the prospectus supplement shall be deleted in their entity and replaced with the following:

         The Pass-Through Rate for the Class M-2 Certificates is equal to the lesser of (i) the London interbank offered rate for one month dollar deposits, which we refer to as "One-Month LIBOR, calculated as described below under "-Calculation of One-Month LIBOR" plus 1.70% per annum and (ii) the applicable Interest Rate Cap. The Pass-Through Rate for the Class B Certificates is equal to the lesser of (i) One-Month LIBOR plus 3.25% per annum and (ii) the applicable Interest Rate Cap.

         The initial Pass-Through Rate for the Class M-2 Certificates and Class B Certificates set forth in the definition of "Pass-Through Rate" under the caption "Description of the Certificates-Glossary" on page S-56 of the prospectus supplement shall be replaced with 2.82% and 4.37%, respectively.

         This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

         Until 90 days after the date of this supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a supplement, prospectus supplement and prospectus. This is in addition to the obligation of dealers to deliver a supplement, prospectus supplement and prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                            BEAR, STEARNS & CO. INC.

                 The date of this supplement is October 10, 2003